Exhibit 10.5
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), made as of July 27, 2010 (the “Effective Date”), by and between HEALTH GRADES, INC., a Delaware corporation (the “Company”), and DAVID HICKS (the “Executive”), amends, restates and supersedes the Employment Agreement originally entered into by and between Specialty Care Network, Inc., the predecessor to the Company, and the Executive, effective as of April 1, 1996, as amended and restated on August 6, 2008 (the “Prior Agreement”).
WHEREAS, the Executive and the Company desire to clarify the payment terms in the event of a termination of employment upon a Change in Control and to eliminate certain provisions requiring reductions in or reimbursement of certain payments made to the Executive in connection with a Change in Control;
WHEREAS, the Company desires to continue to employ the Executive to devote full time to the business of the Company (including, without limitation, executive management of the Company) and to serve as an Executive Vice President and Chief Information Officer of the Company; and
WHEREAS, the Executive desires to be so employed on the terms and subject to the conditions hereinafter stated.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:
SECTION 1
POSITION AND RESPONSIBILITIES
During the Term, the Executive agrees to serve as Executive Vice President and Chief Information Officer of the Company, performing such duties during the Term of this Agreement for such compensation and subject to such terms and conditions as are hereinafter set forth.
SECTION 2
TERM AND DUTIES
2.1 Term; Extension. The term of this Agreement (the “Term”) will commence as of the Effective Date and shall continue through the first anniversary of the Effective Date. The Term shall automatically be extended for an additional one-year period on each successive anniversary of the Effective Date, unless either party gives the other party ninety (90) days’ prior written notice of such party’s intent not to extend the Term. Termination of the Executive’s employment pursuant to this Employment Agreement shall be governed by Section 5 of this Employment Agreement.

2.2 Duties. During the Term of the Employment Agreement, the Executive shall devote substantially all of his time and attention and best efforts to the Company’s affairs. Specifically, the Executive shall have authority and responsibility, commensurate with and customary for the person holding the office and position for which the Executive has contracted in the Employment Agreement, with respect to the day to day operations and long term management of the Company, as well as implementation of the long range growth strategy of the Company, consistent with directions from the Board of Directors or the Chief Executive Officer. The Executive acknowledges that his title and position, as well as his actual responsibilities, may be modified by the Company to reflect changes in the nature, scope and direction of the Company’s business, provided that such modifications shall not substantially diminish Executive’s level of responsibilities or stature within the Company. The Executive acknowledges and agrees further that all references herein to the Board of Directors and the Chief Executive Officer include those senior members of management who are delegated the responsibility for overseeing Executive’s performance of his job responsibilities.
2.3 Location. The duties of Executive shall be performed at such locations and places as may be directed by the Board.
SECTION 3
COMPENSATION AND BENEFITS
3.1 Base Compensation. As of the Effective Date, the Company shall pay the Executive an annual base salary (“Base Salary”) of $255,000. The Company may increase, but not decrease, the Base Salary at any time and from time to time during the Term. Base Salary shall be payable according to the customary payroll practices of the Company, subject to normal withholding, but in no event less frequently than once each month.
3.2 Annual Incentive Awards. The Company will pay the Executive annual incentive compensation of up to 75% of his Base Salary based on performance targets established annually by the Board of Directors (the “Annual Incentive Compensation”). Annual Incentive Compensation shall be paid in a single lump sum no later than March 15 of the calendar year following the calendar year in which such compensation is earned.
3.3 Additional Benefits. The Executive will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites to which any salaried employees are eligible under any existing or future plan or program established by the Company for salaried employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, car allowance, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans including capital accumulation programs, restricted stock programs, stock purchase programs and stock option plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives as long as such amendment or termination is applicable to all salaried employees or senior executives. The Executive will be entitled to an annual paid vacation as established by the Board.

3.4 Business Expenses. The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement. In order to receive reimbursement for business expenses, the Executive must submit documentation to the Company in accordance with the Company’s expense reimbursement policy no later than February 15 of the calendar year following the calendar year in which the business expenses were incurred. Company shall reimburse properly documented and timely submitted business expenses no later than March 15 of the calendar year following the calendar year in which the business expenses where incurred.
3.5 Withholding. The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.
SECTION 4
DEATH BENEFIT; DISABILITY COMPENSATION; KEY MAN INSURANCE
4.1 Payment in Event of Death. In the event of the death of the Executive during the Term, the Company’s obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary and Annual Incentive Compensation which will be paid on a pro-rated basis for that year. Pro-rated Annual Incentive Compensation shall be paid in a single lump sum no later than March 15 of the calendar year following the calendar year in which the Executive’s death occurs. The Executive’s designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided in this Agreement, other than “key man” life insurance benefits.
4.2 Disability Compensation. In the event of Disability (as defined below) of the Executive during the Term, the Company will continue to pay the Executive according to the compensation provisions of this Agreement during the period of his Disability. In the event the disability continues for a period of three (3) months, the Company may terminate the employment of the Executive. Following such termination, the Company will continue to pay Executive’s Base Salary for a period of six (6) months. Payment of Base Salary upon Disability shall be made as required under the regular payroll procedures of the Company. All other compensation will cease except for earned but unpaid Annual Incentive Compensation awards which would be payable on a pro-rated basis for the year in which the Disability occurred, through the date of termination. Pro-rated Annual Incentive Compensation shall be paid in a single lump sum no later than March 15 of the calendar year following the calendar year in which the Executive terminates employment due to Disability.
4.3 Responsibilities in the Event of Disability. During the period the Executive is receiving the payments described in this Agreement and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. If the Company fails to make a payment or provide a benefit required as part of the Agreement, the Executive’s obligation to provide information and assistance will end.

4.4 Definition of Disability. The term “Disability” means the Executive is:
(a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or
(b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last of a continuous period of not les than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
4.5 Key-Man Life Insurance. Upon request by the Company, the Executive agrees to cooperate with the Company in obtaining “key man” life insurance on the life of the Executive, with death benefits payable to the Company. Such cooperation shall include the submission by Executive to a medical examination and medical history.
SECTION 5
TERMINATION OF EMPLOYMENT
5.1 Termination Without Cause; Constructive Termination.
(a) Without a Change in Control. If the Executive suffers a Termination Without Cause (hereinafter defined) or Constructive Termination (hereinafter defined) and there has not been a Change in Control (hereinafter defined) the Company will pay the Executive his Base Salary as in effect at the time of the Termination Without Cause or Constructive Termination in accordance with ordinary payroll practices for the remainder of the Term after such termination. Earned but unpaid Base Salary and Annual Incentive Compensation through the date of termination will be paid in single a lump sum no later than March 15 of the calendar year following the calendar year in which the Executive suffers a Termination Without Cause or a Constructive Termination. If the Executive actually elects (within the time period required by COBRA) continuation coverage pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for the Executive and the Executive’s dependents (to the extent the Executive’s dependents were covered under the Company’s medical and dental plans on the Executive’s separation from service date), the Company shall provide, at no cost to the Executive, coverage for the Executive and the Executive’s dependents under COBRA with respect to medical and dental coverage provided by the Company to its employees until the earliest of (a) the date the Executive is no longer eligible to receive continuation coverage pursuant to COBRA, (b) 6 months following termination of employment with the Company, or (c) the date the Executive commences new employment offering health insurance coverage regardless of whether the Executive enrolls in such coverage. The exercisability of stock options granted to Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans.

(b) Upon a Change in Control. If Executive suffers a Termination Without Cause or Constructive Termination upon a Change in Control, the Company will pay to the Executive upon such termination an amount equal to 300% of Executive’s Base Salary as in effect at the time of the termination plus 300% of Executive’s prior year Annual Incentive Compensation (the “Change in Control Severance Amount”). In addition to the foregoing, earned but unpaid Base Salary and Annual Incentive Compensation awards through the date of termination shall be paid in single a lump sum no later than March 15 of the calendar year following the calendar year in which the Executive suffers a Termination Without Cause or a Constructive Termination upon a Change in Control. If the Executive actually elects (within the time period required by COBRA) continuation coverage pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for the Executive and the Executive’s dependents (to the extent the Executive’s dependents were covered under the Company’s medical and dental plans on the Executive’s separation from service date), the Company shall provide, at no cost to the Executive, coverage for the Executive and the Executive’s dependents under COBRA with respect to medical and dental coverage provided by the Company to its employees until the earliest of (a) the date the Executive is no longer eligible to receive continuation coverage pursuant to COBRA, (b) 6 months following termination of employment with the Company, or (c) the date the Executive commences new employment offering health insurance coverage regardless of whether the Executive enrolls in such coverage. The exercisability of stock options granted to Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans.
5.2 Termination With Cause. If the Executive suffers a Termination With Cause, whether or not there has been a Change in Control, the Company will continue to pay the Executive his Base Salary as in effect at the time of the Termination With Cause in accordance with ordinary payroll practices for a period of sixty (60) days following the date of such Termination with Cause. No incentive compensation or other benefits will be paid or provided to the Executive after such Termination With Cause.
5.3 Voluntary Termination. In the event of a Voluntary Termination by the Executive of his employment, the Company shall have no further obligation for salary or Annual Incentive Compensation or benefits hereunder.

5.4 Definitions. For this Agreement, the following terms have the following meanings:
(a) “Change in Control” means any transaction pursuant to which (a) the Company merges with another corporation or other entity and is not the surviving entity, (b) substantially all of the Company’s assets are sold to persons or entities not affiliated with the Company, (c) shares of Common Stock of the Company are issued or acquired by persons or entities not affiliated with the Company, who, acting as a group, have the voting power to change the composition of the Board of Directors of the Company, or (d) any other transaction of a similar nature to the foregoing. For purposes of determining whether or not any termination of the Executive’s employment was upon a Change in Control, it shall be presumed that any termination within 12 months after consummation of any transaction described above was “upon a Change in Control.”
(b) “Constructive Termination” means termination of the Executive’s employment by the Executive constituting a Separation from Service (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) within two years following the initial existence of one or more of the following conditions arising on account of conduct by the Company or the Board without consent of the Executive:
(i) A material diminution in Executive’s Base Compensation;
(ii) A material diminution in Executives authority, duties or responsibilities;
(iii) A material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, including a requirement that the Executive report to a corporate office or employee instead of reporting directly to the Board;
(iv) A material diminution in the budget over which Executive retains authority;
(v) A material change in the geographic location at which Executive must perform services; or
(vi) Any other action or inaction that constitutes a material breach by the Company or the Board of this Agreement.
The Executive shall have a period of ninety (90) days after the initial existence of a condition described in this subparagraph (b) to provide notice to the Company of the existence of such condition or Executive shall be deemed to have irrevocably waived the right to such assertion. Company shall have thirty (30) days following receipt of notice in which to remedy the condition. If the Company remedies the condition within the thirty (30) day period, no Constructive Termination payment will be required under this Agreement.

(c) “Termination With Cause” means the termination of the Executive’s employment by the Company constituting a Separation from Service (as defined in Code Section 409A of the Code) due to (a) any illegal or dishonest conduct which adversely affects or may adversely affect the reputation, goodwill, or business position of the Company or which involves Company funds or assets; (b) any intentional or material damage to property or business of the Company; (c) theft embezzlement or misappropriation of Company property; or (d) the willful failure of employee to carry out his duties as an employee of the Company.
(d) “Termination Without Cause” means termination of the Executive’s employment by the Company constituting a Separation from Service (as defined in Section 409A of the Code) (a) other than due to resignation by Executive, death, disability, Termination With Cause or (b) upon expiration of the Term as a result of the giving of notice by the Company of its intent not to extend the Term as provided in Section 2.1.
(e) “Voluntary Termination” means the resignation by Executive from his employment with the Company constituting a Separation from Service (as defined in Code Section 409A) for any reason other than a Constructive Termination.
SECTION 6
OTHER DUTIES OF THE EXECUTIVE DURING
AND AFTER THE TERM
6.1 Additional Information. The Executive will, with reasonable notice during or after the Term, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.
6.2 Confidentiality. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive’s duties under this Agreement. The Executive will not during the Term or after, except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company.

6.3 Noncompetition.
(a) Voluntary Termination; Termination With Cause. In the event the Executive suffers a Voluntary Termination or a Termination With Cause and there has not been a Change in Control, the Executive will not Compete (hereinafter defined) with the Company for a period of time equal to the then remaining Term (as if this Agreement had not been terminated). If the Executive suffers a Voluntary Termination or a Termination With Cause and there has been a Change in Control, the Executive will not Compete with the Company for a period of one (1) year after the date of such termination.
(b) Termination Without Cause; Constructive Termination. In the event the Executive suffers a Termination Without Cause or a Constructive Termination and there has not been a Change in Control, the Executive will not Compete with the Company for a period of time equal to the remainder of the Term (as if this Employment Agreement had not been terminated). If the Executive suffers a Termination Without Cause or a Constructive Termination and there has been a Change in Control, then the provisions in this Section 6 restraining competition shall not apply and the Executive shall be free to Compete with the Company immediately after such termination.
(c) Definition of “Compete” with the Company. For the purposes of this Section 6, the term “Compete with the Company” means action by the Executive, direct or indirect, for his own account or for the account of others, either as an officer, director, stockholder, owner, partner, member, promoter, employee, consultant, advisor, agent, manager, creditor or in any other capacity, resulting in the Executive having any pecuniary interest, legal or equitable ownership, or other financial or non-financial interest, in any corporation, business trust, partnership, limited liability company, proprietorship or other business or professional enterprise that provides management services to medical practices within the musculoskeletal specialty or such other specialties practiced by any medical practice contracted to provide management services at the time of termination of employment; provided, however, that the term “Compete with the Company” shall not include ownership (without any more extensive relationship) of a less than 5% interest in any publicly-held corporation or other business entity.
(d) Reasonableness of Scope and Duration; Remedies. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section 6 would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section 6 without being required to prove damages or furnish any bond or other security.

SECTION 7
CONSOLIDATION, MERGER OR SALE OF ASSETS
Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a Consolidation, Merger of Sale of Assets, the term “the Company” as used will mean the other corporations and this Agreement shall continue in full force and effect. This Section 7 is not intended to modify or limit the rights of the Executive hereunder.
SECTION 8
MISCELLANEOUS
8.1 Entire Agreement. This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company and its affiliates, and the Executive, including, without limitation, the Prior Agreement.
8.2 Amendment; Waiver. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.
8.3 Section 409A.
(a) This Agreement is intended to comply with the requirements of Section 409A of the Code so as not to be subject to taxes, interest or penalties under Section 409A of the Code. This Agreement shall be interpreted and administered to give effect to such intention and understanding and to avoid the imposition on the Executive of any tax, interest or penalty under Section 409A of the Code in respect of this Agreement. The Company reserves the right to make any necessary amendments to this Agreement in order to comply with Section 409A of the Code.
(b) If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s Separation from Service (the “Separation Date”), then no payment related to a “deferral of compensation,” within the meaning of Section 409A(d)(1) of the Code, shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of this period.
8.4 Severability; Modification of Covenant. Should any part of this Agreement be declared invalid for any reason, such invalidity shall not affect the validity of any remaining portion hereof and such remaining portion shall continue in full force and effect as if this Agreement has been originally executed without including the invalid part. Should any covenant of this Agreement be unenforceable because of its geographic scope or term, its geographic scope or term shall be modified to such extent as may be necessary to render such covenant enforceable.

8.5 Effect of Captions. Titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision thereof.
8.6 Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
8.7 Governing Law; Arbitration. This Agreement has been executed and delivered in the State of Colorado and its validity, interpretation, performance and enforcement shall be governed by the laws of that state. Any dispute among the parties hereto shall be settled by arbitration in Denver, Colorado in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. All provisions hereof are for the protection and are intended to be for the benefit of the parties hereto and enforceable directly by and binding upon each party. Each party hereto agrees that the remedy at law of the other for any actual or threatened breach of this Agreement would be inadequate and that the other party shall be entitled to specific performance hereof or injunctive relief or both, by temporary or permanent injunction or such other appropriate judicial remedy, writ or order as may be decided by a court of competent jurisdiction in addition to any damages which the complaining party may be legally entitled to recover together with reasonable expenses of litigation, including attorney’s fees incurred in connection therewith, as may be approved by such court.
8.8 Notices. All notices, request, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:
(a) If to the Company, at its headquarters, or at such other address as may have been furnished to the Executive by the Company in writing; or
(b) If to the Executive, at his personal residence, or such other address as may have been furnished to the Company by the Executive in writing.
8.8 Binding Agreement. This Agreement shall be binding on the parties’ successors, heirs and assigns.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

HEALTH GRADES, INC.
By:	/s/ Kerry R. Hicks
Kerry R. Hicks, President

EXECUTIVE:
/s/ David Hicks
DAVID HICKS